Moody National REIT I, Inc. 8-K

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Moody National REIT I, Inc. Announces Disposition of TownePlace Suites Newark

(Houston, TX September 15, 2015) -- Moody National REIT I, Inc. (“REIT I”) announced today the completed disposition of the TownePlace Suites Hotel in Newark, California, for a final sale price of $24,500,000.

Net sales proceeds from the transaction equaled approximately $17,450,000, providing an approximately 250% equity return to REIT I.

REIT I originally acquired the hotel in June 2014. Moody National Hospitality Management Company managed the asset while also completing a $1.4M property renovation. During the holding period, Revenue per Available Room (“RevPAR”) increased 28.5%.

The TownePlace Suites Newark is positioned on the edge of the Silicon Valley in the San Francisco Bay area of Northern California. The area is home to many of the world’s most innovative corporations, including Google, Apple, TESLA, and Facebook, as well as an array of startup companies.

About Moody National REIT I, Inc.

Moody National REIT I, Inc. is a real estate investment trust that owns select-service hotels in major markets across the United States. The REIT is sponsored by Moody REIT Sponsor, LLC, an affiliate of the Moody National Companies, which is a full-service commercial real estate company inclusive of mortgage, development, realty and title divisions. Founded in 1996, Moody National Companies has managed over $2B in commercial real estate.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.